Exhibit 99.1

1. Press Release by Almost Family, Inc. dated April 11, 2003.

FOR IMMEDIATE RELEASE                                            April 11, 2003

Almost Family, Inc. intends to challenge adverse Tennessee judicial decision

Louisville, Kentucky, April 11, 2003. Almost Family, Inc. (NASDAQ: AFAM) today announced that it intends to seek appellate review of a decision entered by the Chancery Court for Williamson County, Tennessee, awarding damages in the amount of $984,970 to Franklin Capital Associates, L.P.

In this litigation, Franklin claimed damages in connection with stock registration rights it received in connection with Almost Family's acquisition of certain home health operations in 1991. The complaint alleged that Almost Family failed to use its best efforts to register the shares held by Franklin as required in connection with the acquisition.

The Tennessee court dismissed the claims of fraud against Almost Family, but ruled in favor of Franklin with respect to its breach of contract action.

Responding to the Tennessee court's decision, Almost Family stated that it believes it has strong grounds for appealing the trial court's decision and intends to vigorously pursue its appellate challenges.

Almost Family, Inc. is a health services company providing adult day health care services focused on providing alternatives for seniors and other special needs adults who wish to avoid nursing home and other institutional placement. The Company also operates a chain of Medicare-certified home health agencies under the trade name "Caretenders(TM)". The Company has operations in Alabama, Connecticut, Florida, Indiana, Kentucky, Maryland, Massachusetts and Ohio.

Contact: William Yarmuth or Steve Guenthner (502) 899-5355

All statements, other than statements of historical facts, included in this news release, are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. For a discussion regarding factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2002, in particular information under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company disclaims any intent or obligation to update its forward-looking statements.